CONSOLIDATION SERVICES, INC.

2300 West Sahara Drive

Las Vegas, Nevada 84102

February 2, 2011

Via EDGAR Correspondence

Mr. Andrew Mew

Accounting Branch Chief

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:	Consolidation Services, Inc.
Current Report on Form 8-K/Filed January 27, 2012
File No. 0-54230

Dear Mr. Mew:

In response to the Staff’s Comment Letter dated January 31, 2012, on behalf of Consolidation Services, Inc., the undersigned officer hereby acknowledges that:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the above filing;

•

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

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The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

CONSOLIDATION SERVICES, INC.

By:  /s/ Gary Kucher

Gary Kucher, CEO